EXHIBIT 10

ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of January 8, 1999 is made by and between MULTITEX CORPORATION OF AMERICA, a Tennessee corporation ("Multitex") and THE DIXIE GROUP, INC., a Tennessee corporation
 ("Buyer").


W I T N E S S E T H:


WHEREAS, Multitex is principally engaged in the business of supplying certain products and services to the carpet industry and the manufacturing, distributing and selling of broadloom carpet (the "Business"); and

WHEREAS, in consideration for the payment of the Purchase Price (as defined herein) and the assumption of the Assumed Liabilities (as defined herein) by Buyer, Multitex desires to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase all of Multitex's right, title and interest in and to certain assets related to the Business to the extent set forth in and pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


ARTICLE I

DEFINITIONS


1.1	Definitions. The following capitalized terms used herein and in the agreements and other documents collateral hereto which incorporate the terms set forth below by reference shall have the meanings set forth opposite such term below:

"Accounts Payable" shall mean Multitex's accounts payable reflected on the October 3, 1998 Balance Sheet, together with any additions thereto through the Closing Date (except as otherwise provided in Article VI hereof) which are determined in a manner consistent with prior periods and have been entered into in the ordinary course of business.

	"Accrued Expenses" shall mean Multitex's accrued expenses reflected on the October 3, 1998 Balance Sheet, together with any additions thereto through the Closing Date (except as otherwise provided in Article VI hereof) which are determined in a manner consistent with prior periods and have been entered into in the ordinary course of business.

	 "Assignment and Assumption Agreement" shall have the meaning set forth in
Section 2.1(l).

	"Assumed Liabilities" shall have the meaning set forth in Section 6.1(a) hereof.

	"Benefit Plans" shall mean any employee benefit plans within the meaning of
Section 3(3) of ERISA or any other employee arrangements and benefits of any type maintained, established or contributed to by Multitex for the benefit of
Multitex employees.

	"Business" shall have the meaning set forth in the prefatory language hereinabove.

	"Business Day" shall mean  any day other than (1) a Saturday or Sunday or (2) a day on which the Federal Reserve Bank of Atlanta is not open.

	"Buyer's Third Party Claims" shall have the meaning set forth in Section 13.7.

	"Closing Date" shall mean 9:00 a.m. Eastern Time on January 8, 1999 or on such other date as the parties hereto shall agree in writing.

	"Confidential Information" shall have the meaning set forth in Section 14.6.

	"Contracts" shall have the meaning set forth in Section 2.1(l).

	"Controlled Group" shall have the meaning set forth in Section 8.21(a).

	"Customers" shall have the meaning set forth in Section 2.1(h).

	"Dixie 401(k) Plan" shall have the meaning set forth in Section 14.2.

	"Employee Benefit Plans" shall have the meaning set forth in Section 8.21(c).

	"Employees" shall have the meaning set forth in Section 14.1(a).

	"Environmental Laws" means and includes all applicable federal, state and local statutes, regulations, ordinances, rules, and orders which pertain to (i) the protection of the environment; (ii) the release, threatened release, spill, leak, discharge or emission of any Hazardous Material to the air, surface water, groundwater or soil; (iii) the storage, treatment, disposal or handling of any
Hazardous Materials or (iv) the construction, operation, maintenance, repair or closing of aboveground or underground storage tanks or impoundments containing or which previously contained Hazardous Materials.

	"Excluded Assets" shall have the meaning set forth in Section 2.2.

	"Financial Statements" shall mean (i) the audited balance sheets of the Company as of January 3, 1998 and December 28, 1996 and the related statements of operations, shareholders' equity and cash flows for the years then ended, (ii)
the unaudited October 3, 1998  and November 28, 1998 Balance Sheets, (iii) the
unaudited consolidated interim financial statements for the fiscal month and the nine and eleven month periods ending October 3, 1998 and November 28, 1998, respectively, all of which are attached hereto as Exhibit A.

	"Fixed Assets" shall have the meaning set forth in Section 2.1(g).

	"GAAP" shall mean generally accepted accounting principles, consistently applied.

	"Hazardous Materials" means and includes any hazardous or toxic substance or waste or any contaminant or pollutant identified by any Environmental Laws, including, but not limited to, "hazardous substances" as defined by the
Comprehensive Environmental Response Compensation and Liability Act, as amended
("CERCLA"), a "hazardous waste" as defined by the Resource Conservation and
Recovery Act ("RCRA"), as amended, PCBs, petroleum products, solvents, waste oil, grease, lead based paint, asbestos or any other material which is known to cause injury to the health of humans.

	"Health and Safety Laws" means and includes all applicable federal, state and local statutes, regulations, ordinances, rules and orders which pertain to the protection of human health or safety, including but not limited to, the
Occupational Health and Safety Act, as amended ("OSHA"), its implementing regulations, and any similar state laws and regulations.

	"Improvements" shall have the meaning set forth in Section 2.1(a).

	"Inventory" shall mean product inventory of Multitex, wherever located, comprised of (a) all first quality raw materials, in process and finished inventories ("First Inventory") and (b) off quality raw materials, in process and finished inventories ("Other Inventory") wherever located.

	"Land" shall have the meaning set forth in Section 2.1(a).

	"Leased Property" shall mean the parcels of land and all improvements, fixtures and attachments thereon under tenancy as set forth in the Leases.

	"Leases" shall have the meaning set forth in Section 2.1(b).

	"Losses" shall have the meaning set forth in Section 13.2.

	"Material Adverse Change" shall mean a material adverse change to Multitex's financial condition, results of operations or Business taken as a whole.

	"Material Adverse Effect" shall mean a material adverse effect on Multitex's financial condition, results of operations or Business, taken as a whole.

	"Motor Vehicles" shall have the meaning set forth in Section 2.1(f).

	"Multitex's Third Party Claims" shall have the meaning set forth in Section
13.8.

	"Net Sales" shall mean gross sales less claims, commissions, returns, discounts, allowances, freight, advertising and rebates.

	"October 3, 1998 Balance Sheet" shall mean the unaudited balance sheet of Multitex dated as of October 3, 1998 attached hereto as Exhibit B.

	"Other Materials" means asbestos-containing materials and lead-based paint or any other material which is known to cause injury to the health of humans.

	"Permitted Liens" shall have the meaning set forth in Section 2.3.

	"Purchase Price" shall have the meaning set forth in Section 3.1.

	"Purchased Assets" shall have the meaning set forth in Section 2.1.

	"Real Estate Instruments" shall have the meaning set forth in Section 10.3.

	"Real Property" shall have the meaning set forth in Section 2.1(a).

	"Related Documents" shall have the meaning set forth in Section 8.1.

	"Tax" or "Taxes" shall mean all income, gross receipt, gains, sales, use, payroll, employment, franchise, license, school, profits, property, ad valorem, excise or other taxes, estimated taxes, import duties, fees, stamp, taxes and assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any additional charges, interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, or any charges, interest or penalties imposed by any taxing authority as the result of the failure to file any return.

	"Tax Reserves" shall have the meaning set forth in Section 2.1(m).


	1.2	Plurals, Etc.  As used herein or in any document which incorporates the terms hereof:

(a)	the plural form of the noun shall include the singular and the singular shall include the plural, unless the context requires otherwise;

(b)	each of the masculine, neuter and feminine forms of any pronoun shall include all forms unless the context otherwise requires; and

(c)	words of inclusion shall not be construed as terms of limitation, so that references to included matters shall be regarded as non-exclusive, non-characterizing illustrations.

	1.3	Headings.	The table of contents and article and section headings contained herein and in any document which incorporates the terms hereof are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement or such document.


ARTICLE II

PURCHASE AND SALE OF ASSETS


     	2.1	Purchase of Assets.  At the Closing and upon the terms and conditions contained herein, Multitex shall sell, assign, convey and transfer to Buyer, and
Buyer shall purchase and acquire from Multitex, all of Multitex's right, title and interest in and to all of the assets of Multitex on the Closing Date which shall include all the assets of Multitex used or usable in the Business, wherever located, whether tangible, intangible, real, personal, mixed, booked or unbooked, other than the Excluded Assets (hereinafter collectively referred to as the "Purchased Assets"). The Purchased Assets include, without limitation, all of Multitex's right, title and interest in the following property used in the Business:

(a) 	all of Multitex's right, title and interest in the parcels of land described in Schedule 2.1(a) (including land lying in the bed or right of way of any street, road, avenue or railroad right of way opened, closed or proposed, public or private, in front of or adjoining the land; any strips or gores in front of or adjacent to the land; any waterways, courses, streams or ditches in front of or adjoining the land; and any reversionary rights which Multitex may have in any easement or license granted with respect to the foregoing) (the "Land"), together with all of Multitex's right, title and interest in (i) improvements, fixtures, equipment (including without limitation all plumbing, electrical, heating and air conditioning systems) and each and every type of other physical improvement located at, on, under or affixed to the Land to the full extent such items constitute, or are or may be construed as, realty or fixtures under the laws of the jurisdiction in which the land is located (the "Improvements"); (ii) all oil, gas, water, and mineral rights; (iii) all easements, rights of way and any and all other rights appurtenant thereto; (iv) all transferable licenses, permits, appurtenances, drawings, plans, specifications, development rights, certificates of occupancy, records and all other items used in the ownership and/or operation of the Real Property (as hereinafter defined). The Land and Improvements, and such other rights, easements, rights of way and other items as described above are hereinafter collectively referred to as the "Real Property";

 (b)	all of Multitex's right, title and interest in and to the real property leases set forth in Schedule 2.1(b) (the "Leases");

		(c)	all cash and cash equivalents, accounts receivable, prepaid expenses and miscellaneous investments (including capital stock of others);

		(d)	Inventory;

		(e)	all supplies, repair parts and miscellaneous items used or usable in connection with the Business, including but not limited to all repair, instruction, safety and maintenance manuals which are necessary or convenient to the operation and utilization of the Purchased Assets;

(f)	all of Multitex's owned motor vehicles and trailers, including those listed on Schedule 2.1(f) attached hereto (the "Motor Vehicles");

(g) all of (i) Multitex's tangible assets located on the Real Property or the Leased Property and (ii) all of Multitex's other tangible assets, including but not limited to all assets located on the Real Property or the Leased Property including all machinery and equipment, furniture and furnishings and other assets set forth in the list attached hereto as Schedule 2.1(g) (all such assets are hereinafter collectively referred to as the "Fixed Assets");

(h)	all of Multitex's customer lists;

(i)	all of Multitex's owned or licensed intangible assets, including but not limited to (i) the rights under computer software license agreements permitted to be assigned (with or without consent) under the terms of such agreements,
(ii) all agreements not to compete with Multitex which are transferable (with or without consent) by the terms thereof, (iii) all nondisclosure agreements with Multitex which are transferable (with or without consent) by the terms thereof,
(iv) to the extent transferable (with or without consent), all product warranties that relate to the Purchased Assets and (v) any and all claims or causes of action which Multitex has or may have relating to the Purchased Assets against any party including, but not limited to, claims or causes of action arising out of or resulting from the release, threatened release, discharge, disposal, spill, leak or emission of any Hazardous Materials or Other Materials; excluding, however, any and all claims and causes of action relating to liabilities retained by Multitex;

(j)	whether or not reflected on Multitex's books and records (i) all of
Multitex's rights in the names "Multitex," "Multitex Corporation of America," "Globaltex" and all variations thereof which Multitex will cease using as of the Closing; and all of Multitex's rights in any corporate names, trademarks, tradenames, copyrights, or service marks currently or historically used in connection with the Business, of which the current items are listed on Schedule 2.1(j)(i) attached hereto, and the goodwill of the Business in connection therewith, (ii) the going concern value of the Business and (iii) all of Multitex's rights in the patents, patent registrations and applications, inventions, trade secrets, secret processes, formulae, know-how and other proprietary data and information, intellectual property and licenses thereof relating solely to the Business, of which the material items are listed on
Schedule 2.1(j)(iii) attached hereto;

(k)	all of Multitex's financial, business and other records relating to the
Purchased Assets (or copies of those portions of other records containing such information), including, but not limited to, all customer records, personnel files and records with respect to the Employees (as hereinafter defined) employed by Buyer, supplier lists and files, sales listings, advertising and promotional materials, files and records, inventory records and reports to any governmental or regulatory agency excluding Multitex's minute books and other documents and records relating to the organization of Multitex; provided, however, that Multitex may retain a copy (or, if required by law, may retain the original and provide a copy to Buyer) of such documents as needed for legal or business purposes;

(l)	all of Multitex's rights under all material contracts, personal property leases, licenses and other agreements (as listed on Schedule 2.1(l)) pertaining to the Business, which are set forth in and expressly assumed pursuant to the terms of that certain Assignment and Assumption Agreement, which agreement shall be in substantially the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement") (the "Contracts");

(m)	all of Multitex's unemployment tax reserves held by any applicable state and ratings relating to the Business to the extent assignment thereof to Buyer is permitted by applicable law and Buyer requests that they be assigned (the "Tax Reserves");

(n)	all of Multitex's federal, state and local licenses required for the conduct of the Business (including, but not limited to, environmental discharge permits but excluding Multitex's corporate charter, qualifications to do business and other licenses relating solely to the organization of Multitex) to the extent assignment thereof to Buyer is permitted by applicable law;

(o)	all of the Multitex's rights to all of telephone numbers, facsimile numbers and post office boxes;

(p)	all assets, other than the Excluded Assets,  used or usable by Multitex in the Business and reflected on the October 3, 1998 Balance Sheet together with all additions thereto and less all deletions therefrom occurring in the ordinary course of business from the date thereof until the Closing.

(q)	all other assets of Multitex other than the Excluded Assets, used or useful in the Business and whether or not reflected on Multitex's books and records;

	2.2	Excluded Assets.  Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that the Purchased Assets expressly exclude those certain assets listed on Schedule 2.2 hereto (the
"Excluded Assets").

All Excluded Assets shall be removed from the Real Property as soon as practicable following the Closing Date.

2.3	Absence of Liens; Instruments of Conveyance and Transfer. All of the
Purchased Assets will be conveyed to Buyer free and clear of all liens, encumbrances, security interests, charges and liabilities except (i) for liens for taxes and assessments not yet due and payable or for taxes that Multitex is contesting in good faith through appropriate proceedings; (ii) for unfiled materialmen's, mechanics and similar liens incurred in connection with the ordinary course of operating, repairing and maintaining the Purchased Assets;
(iii) for other defects and encumbrances, which do not materially affect the fair market value or usefulness of the Purchased Assets including those listed as exceptions in the title insurance policy (excluding any exception for encroachments) obtained by Buyer with respect to the Real Property and which are in all respects reasonably acceptable to Buyer ("Permitted Liens"). On the Closing Date, Multitex shall deliver to Buyer such certificates, bills of sale, documents of title and other instruments of conveyance and transfer, in a form reasonably satisfactory to Buyer, as shall be reasonably necessary and effective to vest in Buyer good and marketable title in and to any property sold, transferred, conveyed or delivered under this Agreement subject to the foregoing exceptions.


ARTICLE III

 PURCHASE PRICE OF PURCHASED ASSETS


3.1	  Purchase Price.	The purchase price for the Purchased Assets, as adjusted
in accordance with Article IV hereinafter (the "Purchase Price"), shall be the following:

(a) 	Ten Million Dollars ($10,000,000) payable by wire transfer in immediately available funds at Closing;

(b)	An amount equal to the then-outstanding balance of the long term and short term debt of Multitex as set forth on Schedule 3.1, (which shall be paid directly to the holders thereof at Closing); and

(c) 	An additional amount determined and payable annually during the five year period following the Closing Date based upon Home Depot Net Sales (as hereinafter defined) as set forth in Article IV.

	3.2	Insurance Policy Value Adjustment.  In the event that the values at Closing of the life insurance policy or policies reflected on the October 3, 1998
Balance Sheet as an "Other Asset" is less than $422,000, then the Purchase Price shall be reduced by such difference (the "Insurance Policy Value Adjustment").
Such adjustment shall be withheld from any payment otherwise due to Multitex from Buyer.

	3.3	Allocation of Purchase Price. 	 An allocation of the Purchase Price shall
be proposed by Buyer and shall be delivered to Multitex within sixty (60) days following the Closing Date. Multitex and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets as agreed upon between Multitex and Buyer within thirty (30) days following delivery by Buyer. Multitex and
Buyer agree to use such allocation for all federal income tax purposes, including without limitation on Internal Revenue Service Form 8954 (Asset
Acquisition Statement under Internal Revenue Code Section 1060) which form each of Multitex and Dixie is required to file in connection with the transactions contemplated hereby and which form each of Multitex and Buyer hereby covenant and agree to timely and properly file with its federal income tax return.


ARTICLE IV

ADDITIONAL PURCHASE PRICE


	4.1	Home Depot Sales Adjustment.  An additional payment shall be payable to
Multitex based on annual Net Sales of Buyer to The Home Depot during the five
(5) year period following the Closing Date, such payment to be determined as follows: Following the end of each fiscal year of Buyer for the first five fiscal years subsequent to the Closing Date commencing in fiscal 1999, Multitex shall be entitled to a payment equal to four percent (4%) (the "Payment
Percentage") of the portion of Buyer's Net Sales to The Home Depot (the "Home
Depot Net Sales") which exceeds forty seven million dollars ($47,000,000) during such fiscal year (such sales being the aggregate post-Closing sales of Buyer and the Business during such fiscal year; provided, however, that Net Sales for fiscal 1999 shall be deemed to include Net Sales for both Multitex and Buyer from and after January 1, 1999). The amount of such payment shall be determined annually and shall be paid, subject to Buyer's right of offset described in
Section 13.9 as soon as practicable after such determination is concluded but in no event later than ninety (90) days after the end of the relevant fiscal year.
The payments provided for in this Article IV shall terminate at such time as
Martin Greenwood is not employed by Buyer or ceases to serve as Buyer's principal representative with respect to The Home Depot as a result of Mr.
Greenwood's termination of employment by Buyer for "Cause" or by Mr. Greenwood for other than "Good Reason" pursuant to the terms of his Employment Agreement, the form of which is attached hereto as Exhibit D (the "Greenwood Employment
Agreement"). In the event of Mr. Greenwood's death or disability, the Payment
Percentage shall be 4% in respect of the fiscal year in which death or disability occurs and shall be reduced to 3% and 2% for the first and second fiscal years thereafter, respectively, and no payments shall be owing in respect of Home Depot Sales thereafter and, in any event, for any year occurring after the expiration of the five year period following the Closing Date. The aggregate of all payments made under this Article IV shall be referred to herein as the
"Home Depot Sales Adjustment."

	4.2	 Adjustment Calculation.  As promptly as practicable following the end of each fiscal year for the first five fiscal years commencing in 1999 but in no event later than sixty (60) days after the end of such fiscal year, Buyer shall determine the Home Depot Net Sales for such fiscal year and prepare its calculation of the Home Depot Sales Adjustment ("Adjustment Calculation").  Home
Depot Net Sales shall be determined in a manner consistent with Buyer's historical accounting methods.

	4.3	 Review by Multitex.  During the preparation of the Adjustment Calculation,
Multitex shall be permitted to review the details of the Home Depot Net Sales determination and the Adjustment Calculation.  Pursuant to such review, Multitex or its accountants shall be entitled to examine the working papers of Buyer prepared in connection therewith and discuss with Buyer the Adjustment
Calculation.  Such discussions shall be held by telephone or at places mutually agreeable to Multitex and Buyer.

	4.4	Final Determination.  After receipt of the Adjustment Calculation, Multitex shall have thirty (30) days in which to review the basis of and working papers relating to the Adjustment Calculation.  The determination of the Home Depot Net
Sales as set forth in the Adjustment Calculation shall be deemed final and be binding on Buyer and Multitex, and the additional Purchase Price shall be paid in accordance therewith unless Multitex delivers written notice of objection to
Buyer to the Adjustment Calculation ("Audit Notice") within thirty (30) days following receipt of the Adjustment Calculation.  The Audit Notice shall set forth in detail the items and calculations objected to and the factual and technical bases for each such objection, and Buyer and Multitex will seek in good faith, for a period of fifteen (15) days following receipt of the Audit
Notice to resolve the matters set forth therein.  In the event such differences are not resolved during such period, Buyer and Multitex shall promptly deliver the matters in dispute concerning the Adjustment Calculation to a nationally recognized independent accounting firm mutually selected by Buyer and Multitex
(the "Reviewing Firm") which firm shall be engaged for the purposes of conducting a review of the matter or matters in dispute regarding the Adjustment
Calculation (the fees and expenses of the Reviewing Firm to be shared equally between Buyer and Multitex).  The Reviewing Firm shall issue a report as promptly as possible, setting forth in reasonable detail its determination regarding the disputed items.  The determination of the Reviewing Firm as to the disputed matters concerning the Adjustment Calculation and the Home Depot Net
Sales shall be deemed final and binding on the parties on the date said written report is delivered to Buyer and Multitex and payment shall be made immediately in accordance therewith.


ARTICLE V

CLOSING


The Closing shall take place at the offices of Witt, Gaither & Whitaker, P.C., 1100 SunTrust Bank Building, Chattanooga, Tennessee at 9:00 A.M. Eastern Time on the Closing Date.


ARTICLE VI

LIABILITIES NOT ASSUMED


	6.1	Liabilities Not Assumed.

(a)	Buyer expressly assumes no liabilities or obligations of Multitex whatsoever, whether known or unknown, contingent or otherwise except:

(i)	Accounts Payable and Accrued Expenses;

(ii)	as otherwise expressly provided in this Agreement or the
Assignment and Assumption Agreement; and

(iii)	third party open sales and supply orders of Multitex pending as of the Closing and incurred in the ordinary course of business ((i) (ii) and (iii) are herein collectively referred to as the "Assumed Liabilities").

Without limiting the foregoing, Buyer specifically does not assume any liability of Multitex relating to periods prior to the Closing with respect to (i) obligations for any Taxes and (ii) obligations for pension, profit-sharing or other employee benefit programs or termination or unemployment benefits, whether funded or unfunded.

(b) 	Multitex shall indemnify and hold Buyer harmless with respect to any liabilities not assumed by Buyer hereunder subject to the provisions of Article XIII hereof. Buyer shall defend indemnify and hold Multitex harmless with respect to, and Buyer agrees that it will fully pay, perform, observe the terms, satisfy, and/or discharge, each, every and all Assumed Liabilities.

(c)	Multitex and Buyer will pay their own expenses, including legal and accounting expenses in connection herewith. Notwithstanding anything contained herein to the contrary, all legal and accounting expenses payable by Multitex hereunder shall not be paid from pre-Closing Multitex assets.

	6.2	Waiver of Bulk Sales Compliance.  In consideration of the indemnification provided in Article XIII, Buyer waives compliance with the Bulk Sales Act of the
State of Georgia and any other state, if and to the extent such acts are applicable.  Nothing contained in this Section, however, shall be construed to be a determination by any of the parties hereto that any of such acts are applicable to the transactions contemplated by  this Agreement.


ARTICLE VII

SALES AND TRANSFER TAXES, PROPERTY TAXES,
RECORDING FEES, AND PROFESSIONAL FEES


	7.1	 Sales and Transfer Taxes.	Multitex shall be responsible for payment to the
appropriate state or local governmental authorities of all transfer taxes, whether for personal property or real property, with respect to the sale contemplated herein.  Buyer shall be responsible for all sales taxes with respect to the sale contemplated herein.

	7.2	 Recording or Filing Fees.	The party receiving a conveyance by deed, lease,
assignment or otherwise shall pay any applicable recording or filing fees thereon.


	ARTICLE VIII

	REPRESENTATIONS AND WARRANTIES OF MULTITEX


	As a material inducement to Buyer entering into this Agreement and consummating the transactions contemplated hereby, Multitex hereby makes the following representations and warranties to Buyer, each of which shall be continuing and shall survive the Closing and the sale of the Purchased Assets and other transactions contemplated hereby:

	8.1	Corporate Existence and Authority. Multitex is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is in good standing as a foreign corporation in each jurisdiction in which such qualification or authorization is necessary for the conduct of the business in which Multitex is now engaged and in which the failure to qualify would have a material adverse effect on the operations and financial condition of Multitex. Multitex has full power and authority to own its properties and conduct the Business as now being conducted. Multitex has full corporate power and authority to execute this Agreement and consummate the transactions contemplated hereby, and Multitex's Board of Directors and Shareholders have properly approved the transactions contemplated by this Agreement. Upon execution and delivery, this Agreement, and the Assignment and Assumption Agreement, the Real Property Instruments (as hereinafter defined), and all other instruments or documents delivered in connection herewith or therewith (collectively, the "Related Documents") shall be valid and legally binding documents with respect to Multitex, enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought forth.

	8.2	Financial Statements.  Prior to the date hereof, Multitex has delivered to
Buyer the Financial Statements, all of which have been prepared in accordance with GAAP consistently applied in each of the periods indicated (except as set forth on Schedule 8.2) and respectively present fairly the financial position of
Multitex as of the respective dates and the results of operations for the respective periods of the statements.

 8.3 Liens and Good Title. Multitex owns, of record, all legal title and beneficial and equitable interest in and to all of the Purchased Assets. Except as set forth on Schedule 8.3, Multitex has good and marketable title to all of the Purchased Assets, free and clear of any and all mortgages, deeds of trust, liens, security interests, pledges, encumbrances, easements, leases, agreements, covenants, charges, restrictions, options, joint ownership or adverse claims or rights whatsoever except for Permitted Liens.

	8.4	Authority.   Except as otherwise set forth in Schedule 8.4, neither the execution and delivery of this Agreement and the Related Documents, nor the consummation by Multitex of the transactions contemplated hereby and thereby and the fulfillment and compliance with the terms and provisions hereof and thereof by Multitex, will violate, conflict with or constitute a breach of or default under any of the terms, conditions or provisions of or require any consent pursuant to any law or regulation presently applicable to Multitex, its articles of incorporation or bylaws, or any order of any court, regulatory body or tribunal or any loan, note, bond, mortgage, lease, indenture, license, agreement, or other instrument or obligation to which Multitex is a party or by which any of Multitex's properties or assets are bound.

	8.5	Inventory.	The finished Inventory is in good and merchantable condition, currently salable to Multitex's customers and in a condition such that it could be sold in the ordinary course of business and is at customary and reasonable levels. The in process Inventory has been properly processed in the ordinary course of business. All raw material and in process Inventory identified is in a condition that it can be processed in the ordinary course of business into finished First Inventory. The value of the Inventory as of Closing is not materially less than the value set forth in the October 3, 1998 Balance Sheet after adjusting for customary Inventory fluctuations for the subsequent period pursuant to Multitex's normal practices.

	8.6	No Consents.  All consents necessary to consummate the transactions contemplated herein have been obtained and no consent or approval of, or declaration, filing or registration with, any non-governmental third party or any governmental authority is required to be obtained by Multitex (i) in connection with the execution of this Agreement, (ii) for the consummation of the transactions contemplated hereby or (iii) for the operation of the Business.

	8.7	Absence of Change.  Except as otherwise set forth on Schedule 8.7, from
October 3, 1998 and through the Closing Date and except as otherwise requested by Buyer:

(a) 	Multitex has operated the Business diligently and only in the usual, ordinary and customary manner as a going business consistent with past practices.

(b) There has been no Material Adverse Change in the Business or the Purchased Assets or the intended use thereof

	8.8	Contracts and Commitments.  Schedule 8.8 contains a complete and accurate list of all contracts, agreements, commitments or understandings, whether oral or written, to which the Business or the Purchased Assets are subject and which are not terminable without penalty on thirty (30) days' prior written notice to the other party or which exceeds $25,000, including but not limited to any:

(a)	agreement guaranteeing, indemnifying, or otherwise causing the Purchased
Assets to be subject to or liable for the obligations or liabilities of another;

(b)	partnership or joint venture agreement;

(c)	license or royalty agreement;

(d)	indenture, mortgage, note or credit agreement or other contract or obligation pertaining to the borrowing of money by Multitex which relates to the Business;

(e)	leases of property, personal or real, whether as Lessor or Lessee;

(f)	agreement to purchase goods or services from any supplier in any quantity or through any specified period of time which could impose a liability on Buyer;

(g)	contract or commitment relating to the Business outside the scope of the ordinary course of the Business;

(h)	agreements for the purchase of goods, materials, supplies, machinery, or capital assets;

(i)	agreement with any sales agent or representative;

(j)	franchise agreement or agreement with any manufacturer or supplier with respect to discounts, allowances or extended payment terms, or warranty agreement with any customer;

(k) agreement giving any party the right to negotiate or require a reduction in prices or the repayment of any amount previously paid;

(l)	contract or commitment requiring payment based in any manner upon revenues, expenses, or net or gross income of Multitex; and

(m)	other contract, agreement or lease commitment material to the Purchased
Assets.

	Each of the Contracts is valid, in full force and effect, and enforceable in accordance with its terms, except to the extent that the same may be limited by laws concerning insolvency, bankruptcy, or similar laws or equitable principles affecting the enforcement of creditors' rights generally.  Multitex is not in default nor has Multitex received any notice of default under any of the
Contracts.  Except as noted on Schedule 8.8 , all Contracts which are to be assumed by Buyer are assignable to Buyer without the consent of the third party.



	8.9	Real Property.

(a)	General.   Except for the Real Property and the Leased Property there is no real property owned or continuously occupied by Multitex and used in or connected with the Business.

(b)	Codes, Ordinances, Use and Notice of Condemnation.  There are no existing, pending, or proposed violations of any fire or health codes, building ordinances, zoning ordinances or rules of the Board of Fire Underwriters (or organization exercising functions similar thereto), with respect to the Real Property or Leased Property, nor, except for the Environmental Matters, is there any defect in the Real Property or Leased Property which would render all or any material part thereof unsuitable for the purposes for which it is presently used, and no alteration, repair, improvement or other work has been performed in respect of the Improvements within the last 120 days other than those set forth on Schedule 8.9. Multitex has received no notice of any condemnation proceeding in process or proposed that would affect the Real Property or Leased Property. Multitex shall advise Buyer forthwith of any notice concerning violations, condemnation proceeding, and tax or utility rate increases that may affect the Real Property or Leased Property.

(c)	Licenses and Permits.  Multitex holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, local and other public authorities necessary for the conduct of its current operations at the Real Property and Leased Property, which licenses, certificates, permits, franchises and rights are specified on Schedule 8.9 (c).

(d)	No Notice of Violations.  Multitex's Business is in compliance with all applicable laws, rules and regulations which are essential to Multitex's business. Except as otherwise set forth in Schedule 8.9(d), since 1985, Multitex has not received any notice of violations of any federal, state or local laws, ordinances, rules, regulations or orders relating to the Business or the Purchased Assets.

(e)	Utility Connections.  All public utility connections located on the Real
Property and Leased Property have been completed, installed, activated, paid for and are in operational condition and, to Multitex's knowledge, are in compliance in all material respects with all appropriate codes, rules and regulations. Multitex has available to it on the Real Property and Leased Property sufficient power, fuel oil, natural gas, and water supplies and adequate sewage and waste disposal systems for the operation of the Business as presently conducted and all such supplies and systems will be available to Buyer after Closing.

(f)	Taxes and Utilities. Multitex is not aware of, nor has Multitex received, any notice or information of any condition which would result in an increase in the assessments covering the Real Property or Leased Property or utility rates affecting the Real Property, Leased Property or the Business.

(g)	Access.  As shown on the surveys previously delivered to Buyer, Multitex presently has the unencumbered right to use (and to transfer to Buyer) all accesses from the Real Property and Leased Property to and from public thoroughfares, as such accesses are presently configured and utilized.

	8.10	Employee Benefit Plans.

(a)	The only employee pension benefit plans as defined in Section 3(2) of the
Employee Retirement Income Security Act of 1974 ("ERISA") and including all trusts executed in connection therewith, adopted or sponsored or maintained or contributed to by Multitex with respect to which or as the result of which Multitex has or may have had or may have any liability is the Multitex Employee Retirement Savings Plan (the "Retirement Plan"). The term "Multitex" specifically includes for the purposes of this Section 8.10(a) any member of a controlled group with Multitex under Section 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code") or any organization to which Multitex is a successor or parent corporation within the meaning of Section 4069(b) of ERISA (all of the foregoing collectively referred to as the "Controlled Group"). The Retirement Plan has never been a Multiemployer Plan. as defined in Sections 3(37) or 4001
(a)(3) of ERISA and has never been subject to Title IV of ERISA. All participant contributions have been transferred to the Retirement Plan on or before the earliest date described in Department of Labor Regulations Section
2510.3-102(a).

(b)	The Retirement  Plan is a qualified plan under Section 401(a) of the Code, the trust with respect to such plan is exempt from taxation under Section 501(a) of the Code and, in either case, is subject to a favorable determination letter which will be in effect at the Closing Date; and, other than any amendment which may be required on account of the actions described in Section 14.2, all amendments made to the Retirement Plan prior to the Closing Date have been considered in the determination letter. No action has been taken (or failure to take action has occurred) which would cause such determination letter to be revoked. The determination letter is effective for those provisions required by Tax Reform Act of 1986 at the time such letter was requested. The Retirement
Plan has been administered and operated in accordance with its terms and in a manner so as to preserve such qualification, including those provisions required by all subsequent laws (including the Uniformed Services Employment and Re-employment Rights Act of 1994) whose effective date is prior to the Closing Date.

(c) 	Schedule 8.10(c) lists any employee welfare benefit plan within the meaning of Section 3(1) of ERISA maintained or contributed to by Multitex during the last five (5) years. With respect to any group health plan subject to COBRA, Multitex includes any member of the Controlled Group. "COBRA" means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended as set forth in Section 4980B of the Code (and any amendments or predecessor or successor provisions) and Sections 601 through 608 of ERISA (and any amendments or predecessor or successor provisions), including any regulations promulgated under the applicable provisions of the Code and ERISA. As of the Closing Date, each of the employee benefit plans set forth in Schedule 8.10(c) and the Retirement
Plan (collectively, the "Employee Benefit Plans") are in material compliance with, and have been administered in material compliance with, the provisions of ERISA and the Code.

(d)	In connection with each Employee Benefit Plan:

(i) Multitex has provided to Buyer true, complete and correct copies of (A) each Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plan, a description thereof), (B) each trust agreement, group annuity contract, and any other contract relating to any Employee Benefit Plan, (C) the three (3) most recent Annual Reports (Form 5500) filed for each Employee Benefit Plan for which such a filing is required; and there has been no material change or amendment to any of such documents or filings relating to the Employee Benefit Plans as of the Closing Date other than the amendment described in Section 14.2;
(D) the most recent Summary Plan Descriptions and all Summary of Material Modifications prepared subsequent to such Summary Plan Descriptions, (E) the three (3) most recent Summary Annual Reports prepared and distributed for each Employee Benefit Plan for which such document is required; (F) with respect to the Retirement Plan, a copy (or if not formally published, a description) of the established policies and procedures reasonably designed to promote and facilitate overall compliance with the requirements of Section 401(a) of the Code and all corrections made since January 7, 1997, as a result of such policies and procedures, and (G) a copy of all Forms 5330.

(ii) Neither Multitex nor any member of the Controlled Group nor any fiduciary as defined in Section 3(21) of ERISA has taken any action or failed to take any action which would result in any liability to Buyer after the Closing Date with respect to any Employee Benefit Plan.

(iii) There is no contract, plan or commitment, that would require Buyer to create any additional employee benefit plan to provide or designed to provide benefits for any employees of Multitex or their dependents or beneficiaries.

(iv) There is no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of any Employee Benefit Plan (other than routine claims for benefits made in the ordinary course of Employee Benefit Plan administration of which Employee Benefit Plan administrative review procedures have not been exhausted) pending, threatened or imminent against or with respect to the Employee Benefit Plan, Multitex or any other fiduciary (as defined in Section 3(21) of ERISA) of the Employee Benefit Plan (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under the Employee Benefit Plan); and

(v) Neither Multitex nor any other fiduciary (as defined in Section 3(21) of ERISA) has any knowledge of any facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the Employee Benefit Plans.

	8.11	No Broker or Finder.  Multitex has not had discussions with, negotiated with, been represented by or employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby.

	8.12	Tax Returns and Reports.

(a)	Multitex has filed all federal, state, local and foreign tax returns and reports required under the laws of the United States or any foreign country or any state or municipal or political subdivision of any of the foregoing ("Tax Returns") to be filed by the Multitex in respect of any Tax or Taxes relating to periods prior to the Closing Date and due prior to the Closing Date, the failure to file of which would result in a Material Adverse Effect on the Business of Multitex.

(b)	Multitex has paid or provided for all Taxes shown on the Tax Returns, and all deficiencies and assessments of Tax, interest or penalties.

(c)	To the knowledge of Multitex, Multitex has no penalties or other charges which are, or will become, due with respect to late filing of any Tax Returns.

All of the Tax Returns as filed were accurate and correct in all material respects.

	8.13	Environmental  and Health and Safety Status.

(a)	There has been no release, threatened release, application, spill, leak, discharge or emission of any Hazardous Material or Other Material (as such terms are hereinbefore defined) to the air, surface water, groundwater or soil of the Real Property or the Leased Property requiring corrective action and which is a violation of, any of the Environmental Laws or Health and Safety Laws (as such terms are hereinbefore defined).

(b)	Multitex and the owners of the Leased Property have duly complied in all respects with, and the Real Property and Leased Property are in compliance with, the Environmental Laws and Health and Safety Laws.

(c)	Multitex has no documents or information relating to or disclosing any release, threatened release, application, spill, leak, discharge or emission of any Hazardous Material or Other Material to the air, surface water, groundwater or soil of the Real Property or Leased Property requiring corrective action and which is a violation of any Environmental Law or any Health and Safety Law at the Real Property or Leased Property.

(d)	The information pertaining to the environmental history of the Real
Property and Leased Property Multitex has provided Buyer is true and accurate.

(e)	Multitex and the owners of the Leased Property have been issued or have applied for all Permits, a complete list of which is set forth on Schedule 8.13. To the extent permissible, Multitex shall maintain such Permits for the Real Property, even after the Closing, until Buyer can secure similar Permits in its name, provided that Buyer acts with diligence to secure such Permits promptly and reimburse Multitex for any costs or expenses in connection therewith.

(f)	There are no facts which, as of the Closing, would constitute a violation of the Environmental Laws or any violation of Health and Safety Laws with respect to the Real Property or Leased Property.

(g)	Multitex has received no complaint, order, directive, claim, citation, notice, information request or investigation by any governmental authority or any other person or entity with respect to any release, threatened release, application, spill, leak, discharge or emission of any Hazardous Material or Other Material to the air, surface water, groundwater or soil of the Real Property or Leased Property requiring corrective action and which is a violation or alleged violation of any Environmental Laws or Health and Safety Laws at the Real Property or Leased Property.

(h)	Non-hazardous solid waste materials have not been disposed of or buried at the Real Property or, to Multitex's best knowledge, the Leased Property.

(i)	Multitex has previously delivered to Buyer all reports, filings and other correspondence made or filed by Multitex pursuant to all applicable occupational safety and health legislation, regulations and orders since January 1, 1994.

	8.14	Absence of Undisclosed Liabilities.  Except as disclosed on Schedule 8.14, there are no liabilities of any nature, whether accrued, unaccrued, absolute, contingent or otherwise, which exist presently or which may arise in the future as a result of activities of Multitex or the Business on or prior to the Closing
Date which would impose any transferee liability on Buyer.


	8.15	No Material Omission. No representation or warranty contained in this
Agreement, and no Exhibit, certificate, Schedule, list or other information furnished by or on behalf of Multitex to Buyer in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF BUYER


	Buyer hereby makes the following representations and warranties to Multitex, each of which shall be continuing and shall survive the Closing and the sale of
Purchased Assets and other transactions contemplated hereby.

	9.1	Incorporation, Good Standing and Power.	Buyer is a corporation duly
organized, validly existing, and in good standing under the laws of the State of
Tennessee, with full power and authority to execute this Agreement and consummate the transactions contemplated hereby.  Buyer's Board of Directors (or authorized Executive Committee thereof) has properly approved the execution of this Agreement and the consummation of the transactions contemplated hereby.
Upon execution, this Agreement, the Related Documents and all other instruments and documents delivered by Buyer to Multitex shall be valid, legal and binding, enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and (ii)
the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought forth.

	9.2	No Consents.  All consents necessary to consummate the transactions contemplated herein shall be obtained prior to or at the Closing and, except as set forth on Schedule 9.2, no consent or approval of, or declaration, filing or registration with, any non-governmental third party or any governmental authority is required to be obtained by Buyer (i) in connection with the execution of this Agreement or (ii) for the consummation of the transactions contemplated hereby.

	9.3	Authority.   Neither the execution and delivery of this Agreement and the
Related Documents, nor the consummation by Buyer of the transactions contemplated hereby and thereby and the fulfillment and compliance with the terms and provisions hereof and thereof by Buyer, will violate, conflict with or constitute a breach of or default under any of the terms, conditions or provisions of or require any consent pursuant to any law or regulation presently applicable to Buyer, its articles of incorporation or bylaws, any order of any court, regulatory body or tribunal or any loan, note, bond, mortgage, lease, indenture, license, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer's properties or assets are bound.

	9.4	No Broker or Finder. Buyer has not had discussions with, negotiated with, been represented by, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby.

	9.5	No Material Omission. To the best knowledge of Buyer after due inquiry, no representation or warranty contained in this Agreement, and no Exhibit, certificate, Schedule, list or other information furnished by or on behalf of
Buyer to Multitex in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


ARTICLE X

REAL PROPERTY AND LEASED PROPERTY


	10.1	Real Estate Instruments.  At the Closing, Multitex shall deliver or cause to be delivered to Buyer the following items (all documents will be duly executed and acknowledged as required) (collectively, "Real Estate
Instruments"):

(a)	Warranty Deed.  A limited warranty deed for each parcel of the Real
Property executed by Multitex conveying to Buyer good and marketable fee simple title to each parcel of the Real Property, free and clear of all liens, restrictions and encumbrances other than Permitted Liens.

(b)	Owner's Affidavit.  An affidavit in the form acceptable to the title insurer certifying that each parcel of the Real Property is free from claims for mechanics', materialmen's and laborers' liens.

(c)	Non-Foreign Affidavit.  An affidavit, in the form and substance satisfactory to Buyer, stating Multitex's U.S. Taxpayer's Identification Number, that Multitex and all persons holding beneficial interest in the Real Property are "United States Persons" as defined by Section 1445(f)(3) and Section 7701(g) of the Internal Revenue Code of 1986, as amended.

(d)	Closing Affidavit.  An affidavit, in form acceptable to Buyer, stating that there are no other parties entitled to possession of any parcel of the Real
Property other than Buyer as of the Closing Date.

(e)	Other Documents.  Any and all documents and papers solely in conformity with the terms of this Agreement which may be reasonably necessary to Buyer in connection with the consummation of the transactions contemplated by this Agreement, including evidence of authority to execute each deed.


10.2	Closing Costs For Real Property.  Multitex shall pay for all state, county, city or other transfer taxes and for the cost of preparation of each deed for each parcel of the Real Property.  Buyer shall pay the premiums for the issuance of the owner's title insurance policies, the cost of recording each deed for each parcel of the Real Property and any other instruments under the terms of this Agreement with respect to the Real Property and all costs to obtain the surveys of each parcel of the Real Property.


ARTICLE XI

COVENANTS OF MULTITEX


	Multitex covenants and agrees with Buyer as follows:

	11.1	Bulk Sales. Multitex acknowledges noncompliance with any applicable bulk sales or transfer act and agrees to pay all of its creditors as Multitex's liabilities thereto accrue and become due and payable to the extent that such liabilities are not expressly assumed by Buyer as provided herein.

	11.2	Termination of Employees.  On or prior to the Closing Date, Multitex shall terminate the employment of all employees of the Business, to whom Buyer will offer employment pursuant to Section 14.1.  Subject to the provisions of Article
XIII, Multitex shall indemnify and hold Buyer harmless from any and all liabilities costs or expenses (including court costs and reasonable attorneys fees) relating to the termination of Multitex's employees.

	11.3	Name Change of Multitex.  Within ten (10) Business Days following the
Closing Date, Multitex shall file with the Tennessee Secretary of State an amendment to its Certificate of Incorporation and with the Georgia and South
Carolina Secretaries of State an amendment to its Certificate of Authority changing its name to one dissimilar to any of the names constituting part of the Purchased Assets under Section 2.1(j).


ARTICLE XII

COVENANTS OF BUYER


	Buyer hereby covenants and agrees as follows:


	12.1	Nondisclosure of Proprietary Information.  Other than in connection with the transactions contemplated by this Agreement, Buyer and its agents shall not reproduce, use, or disclose to others any proprietary information of Multitex or the Business without the prior written consent of Multitex, which shall not be unreasonably withheld.  Nevertheless, Buyer may make such proprietary information available to its Board of Directors, officers, counsel, accountants and other advisors who may use such information as necessary in the performance of their functions in this transaction.

	12.2	Employment of Certain Parties.  Buyer agrees to employ William C. Anderson and for a term of three years following the Closing Date pursuant to the terms contained in an employment agreement substantially in the form attached hereto as Exhibit E.  Buyer agrees to employ Martin Greenwood for a term of five years from the Closing Date in accordance with the Greenwood Employment Agreement.
Buyer agrees to enter into an employment agreement with Charles D. Miller substantially in the form attached hereto as Exhibit F.


ARTICLE XIII

INDEMNIFICATION


	13.1	Bulk Transfer Indemnity.  Buyer has waived Multitex's compliance with the bulk transfer statutes in force in the jurisdictions in which the Purchased
Assets are located.  As a result, Multitex hereby agrees to indemnify and hold harmless Buyer against any and all claims, loss, costs or expenses, including reasonable attorneys' fees, which Buyer may sustain as a result of any payment which may be required to be made or any liability of any kind which may be imposed upon Buyer as a result of any claim, loss, cost or expense or reasonable attorneys' fees which may be required of or incurred by Buyer whatsoever arising out of noncompliance with any bulk transfer laws.

	13.2	Mutual Indemnification Obligation. Multitex hereby agrees to indemnify and hold harmless Buyer, and Buyer hereby agrees to indemnify and hold harmless
Multitex, against any and all liability, claims, damages, losses, costs or expenses, including reasonable attorneys' fees ("Losses"), relating to (i) any claims by any person for any commissions, broker's or finder's fee relating to this Agreement or the purchase and sale of Purchased Assets contemplated herein;
and (ii) any breach of, noncompliance with or misrepresentation contained in any representation, warranty or covenant made by such party herein or in the Related
Documents.

	13.3	Multitex's Indemnification Obligations. Multitex hereby agrees to defend, indemnify and hold harmless Buyer from and against any and all Losses, which
Buyer may sustain as a result of any claims, actions or damages of any nature whatsoever relating to (i) Multitex's operation of the Business or use of the
Purchased Assets prior to the Closing Date which would impose successor liability upon Buyer as a matter of law (including, but not limited to, product liability claims and contested Taxes, (ii) the existence of any lien, encumbrance or security interest at the Closing Date in the Purchased Assets or
(iii) the termination of any employees by Multitex.

	13.4	Buyer's Indemnification Obligations.  Buyer hereby agrees to defend, indemnify, and hold Multitex harmless from and against any and all Losses which
Multitex may sustain as a result of any claims, actions or damages of any nature whatsoever relating to (i) Buyer's operation of the Business or use of the
Purchased Assets on and after the Closing Date including, but not limited to, any Losses relating to products manufactured, sold, or distributed by Buyer subsequent to the Closing Date (except for and only to the extent of any violation of Section 8.6 by Multitex) and all general liability claims arising out of or relating to occurrences of any nature relating to Buyer's business subsequent to the Closing Date; and (ii) the failure of Buyer to pay, perform, and discharge when due and owing any of the Assumed Liabilities.

13.5	Inventory, Product Warranty and Customer Claims Indemnity.

(a)	Multitex hereby agrees to defend, indemnify and hold harmless Buyer from and against any and all Losses (including, but not limited to out-of-pocket shipping costs, handling and labor costs incurred in the removal and replacement or reinstallation of products subject to product warranty claims excluding Buyer employee inspection costs and any other costs for Buyer personnel), which Buyer may sustain as a result of any claims, actions or damages of any nature whatsoever relating to (i) product warranty claims in respect of goods manufactured and sold by Multitex, (ii) product warranty claims in respect of goods sold by Buyer which are made up of Inventory which has been classified as of Closing as First Inventory to the extent such claim results from a defect in the First Inventory or because such items should have been classified as Other Inventory and (iii) any and all other customer claims relating to the products, rebates, discounts or other allowances in respect of sales made prior to the Closing.

(b)	Buyer shall provide Multitex with monthly reports which shall outline with reasonable particularity the nature and amount of all product warranty claims involving products comprised of First Inventory which Buyer has decided to honor in accordance with the standard procedures used by Buyer in regard to product warranty claims against Buyer. Multitex shall have thirty (30) days from receipt of the such report to notify Buyer of Multitex objection to the nature or amount of any particular item in such report, specifying the grounds for such objection. If no such notice of objection is given by Multitex within thirty
(30) days as set forth above, Buyer shall be entitled to immediate indemnification hereunder. If objection is given within thirty (30) days as set forth above, any claims included in such report which are not disputed shall, subject to the provisions of Section 13.6 hereof be paid over within five (5) Business Days.

13.6 	Limitation .	Notwithstanding anything contained herein to the contrary,
Multitex shall not be required to indemnify Buyer pursuant to this Article XIII for: (a) any claim relating to a breach of Section 8.5 (except in respect of any product claims by third parties, which shall be covered by (b) herein) or (b) any breach of or noncompliance with any representation, warranty or covenant made herein or for any goods sold or manufactured by Multitex prior to Closing
(i) until the aggregate amount of all Losses exceeds $1,100,000 in which event all amounts in excess thereof shall be paid by Multitex, or (ii) in an amount in excess of the Purchase Price.

13.7	Buyer's Third Party Claims; Notice of Claims.

(a)	Immediately upon receipt by Buyer of any claim against it (other than by
Multitex) as described in Sections 13.1, 13.2, 13.3 or 13.5 above (the "Buyer's Third Party Claims"), it shall advise Multitex in writing of such claim and provide a copy of the complaint or other document or documents asserting the claim, and within thirty (30) days of receipt of such notice, Multitex shall (i) pay the same or (ii) notify Buyer in a writing executed by Multitex that it disputes such claim and intends to defend against it, and thereafter so defend and pay, any adverse final judgment or award of settlement amount in regard thereto. During such thirty (30) day period, Buyer, after consultation with Multitex, may take any reasonable action with respect to said claim which is necessary to protect against further damage or default. The cost of such defense shall be borne by Multitex. If Multitex fails to take action within thirty (30) days as set forth above, then Buyer shall have the right to pay, compromise or defend any such Buyer's Third Party Claims; provided that Buyer has delivered a notice to Multitex of its intention to take such action at least five (5) days prior to taking such action, in which event Multitex shall promptly pay or reimburse Buyer in respect of any amount of payment plus costs of defense incurred by Buyer hereunder. Buyer and Multitex shall cooperate with each other in the defense of any Buyer's Third Party Claims brought hereunder.

 (b)	With respect to any matter under Sections 13.1, 13.2, 13.3 or 13.5 above other than Buyer's Third Party Claims, Buyer shall give written notice to Multitex outlining with reasonable particularity the nature and amount of such claim. Multitex shall have thirty (30) days from receipt of Buyer's notice of such claim to notify Buyer of Multitex's objection to the nature or amount of the proposed claim for indemnification, specifying the grounds for such objection. If no such notice of objection is given by Multitex within thirty
(30) days as set forth above, Buyer shall be entitled to immediate indemnification hereunder. If objection is given within thirty (30) days as set forth above, the dispute may be resolved by agreement between the parties.

13.8	Multitex's Third Party Claims; Notice of Claims.

(a)	Immediately upon receipt by Multitex of any claim against it (other than by Buyer) as described in Sections 13.2 and 13.4 above (the "Multitex's Third Party Claims"), Multitex shall advise Buyer in writing of such claim, and provide a copy of the complaint or other document or documents asserting the claim and within thirty (30) days of receipt of such notice Buyer shall (i) pay the same or (ii) notify Multitex in a writing executed by Buyer that it disputes such claim and intends to defend against it, and thereafter so defend and pay, any adverse final judgment or award of settlement amount in regard thereto. During such thirty (30) day period, Multitex, after consultation with Buyer, may take any action with respect to said claim which is necessary to protect against further damage or default. The cost of such defense shall be borne by Buyer.
If Buyer fails to take action within thirty (30) days as set forth above, then Multitex shall have the right to pay, compromise or defend Multitex's Third Party Claims; provided that Multitex has delivered a notice to Buyer of its intention to take such action at least five (5) days prior to taking such action. Buyer shall promptly pay or reimburse Multitex in respect of any amount of payment plus costs of defense incurred by Multitex hereunder. Buyer and Multitex shall cooperate with each other in the defense of any Multitex's Third Party Claims brought hereunder.

(b)	With respect to any matter under Sections 13.2 and 13.4 above other than
Multitex's Third Party Claims, Multitex shall give written notice to Buyer outlining with reasonable particularity the nature and amount of such claim. Buyer shall have thirty (30) days from receipt of Multitex's notice of such claim to notify Multitex of Buyer's objection to the nature or amount of the proposed claim for indemnification, specifying the ground for such objection.
If no such notice of objection is given by Buyer within thirty (30) days as set forth above, Multitex shall be entitled to immediate indemnification hereunder. If objection is given within thirty (30) days as set forth above, the dispute may be resolved by agreement between the parties.

13.9 Sources of Recovery. Claims for Losses by Buyer to be indemnified by Multitex hereunder shall be paid directly by Multitex or any successor in interest thereto or, at the election of Buyer, may be offset against amounts payable to Multitex or its shareholders pursuant to the Home Depot Sales Adjustment or otherwise. Multitex shareholders and/or other distributees of the Purchase Price shall be deemed to be successors in interest for purposes of this Agreement.


ARTICLE XIV

OTHER POST-CLOSING COVENANTS


	14.1	Multitex's Employees.

 (a)	After the Closing, with respect to the employment by Buyer of any employees no longer on Multitex's payroll (the "Employees"), Buyer agrees to offer employment to all active Multitex employees as of the Closing.

 (b)	Subject to the provisions of Article XIII, Multitex shall be responsible for and shall hold Buyer harmless with respect to all claims (including the costs of defense thereof) asserted against Buyer pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101-09 or similar state, local or foreign country laws or regulations (collectively, "WARN Laws") by Employees of Multitex for periods prior to Closing who do not accept employment with Buyer immediately following the Closing; provided, however, that Buyer shall indemnify Multitex for any Loss it may incur under WARN Laws solely as a result of Buyer's breach of Section 14.1(a).

 (c)	In addition to any liability which Multitex may have under WARN Laws,
Multitex shall be responsible for all other obligations and severance costs, if any, required or committed by Multitex to be paid to Employees arising out of their employment by Multitex or the termination thereof. Buyer shall be responsible for all obligations and costs, if any, required to be paid to Employees arising out of their employment by Buyer or an affiliate of Buyer or the termination thereof or the hiring practices of Buyer or any affiliate thereof.

14.2	Employee Benefit Plans.	Any Employee, other than a Disqualified Employee,
who is offered employment by Buyer at Closing, and who accepts such offer will receive employee welfare and retirement benefits similar to those currently provided to similarly situated employees of Buyer and will be given credit for all service with Multitex for the purpose of determining eligibility and vesting with respect to The Dixie Group, Inc. 401(k) Retirement Savings Plan (the "Dixie 401(k) Plan"). Eligibility to participate in any plan will be based on the rules of Buyer's plan and the parties recognize that in individual cases, Employees who were eligible to participate in Multitex's Benefit Plans will not have immediate eligibility for Buyer's plans or may be subject to a pre-existing condition waiting period, notwithstanding the service credit provided in the preceding sentence. Multitex and the Buyer agree that Buyer is not acquiring or succeeding to any obligations with respect to the Benefit Plans and that the Buyer is not intended to be a successor employer to Multitex for any purposes, including with respect to COBRA, and that no benefit plan sponsored or maintained by the Buyer is intended to be a successor plan to any of Multitex's Benefit Plans. Multitex agrees that it will comply with COBRA after the Closing with respect to all employees who are not continued in the employment of
Multitex after the Closing, qualified beneficiaries who had a qualifying event as of or prior to the Closing, and former employees of Multitex who had a qualifying event as of or prior to the Closing but with respect to whom the
period for electing COBRA has not ended.   Multitex will provide the
certification described in Sections 9801 et seq. of the Code to the extent required by law for all Employees or former Employees on the Closing Date.

	Actions with respect to Retirement Plans.  Multitex and the Buyer will take such actions as may be desirable to effect a transfer of the accounts (all of which shall be fully vested) of those Employees of Multitex hired by the Buyer as of the Closing Date from  the Multitex Employee Retirement Savings Plan (the
"Multitex 401(k) Plan") to the Dixie 401(k) Plan, with such transfer to occur as soon as practicable after March 31, 1999; and prior to such transfer, the Buyer
(or Multitex if the payroll for the Employees is under its control) will transmit and Multitex will apply payroll deduction amounts collected for loans outstanding in the Multitex 401(k) Plan as of the Closing Date.  Those Employees
who are offered employment by Buyer at Closing and who are eligible to participate in the Dixie 401(k) Plan  shall receive the same contributions from the Buyer based upon their actual contributions to the Dixie 401(k) Plan and their compensation earned while employed by Buyer as other participants of the
Dixie 401(k) Plan.

	14.3	Delivery of Mail, Etc. Multitex will deliver promptly to Buyer any mail, documents or instruments received by a Multitex after the Closing Date pertaining to the post-Closing Date operations of Buyer and Buyer will promptly deliver to Multitex any mail, documents or instruments received by it after the
Closing Date pertaining to the pre-Closing Date operations of Multitex.

	14.4	Access to Records.  The parties agree to maintain all records relating to the Business in accordance with their existing records retention policies and procedures (including, in the case of Multitex, retention of such records as if the Business were an on-going operation of Multitex) and to make such records available for inspection or copying by the other parties hereto (or their attorneys, accountants, consultants or agents) on reasonable notice and during normal business hours. In any event, Buyer shall maintain personnel records for at least three (3) years following the Closing Date.

	14.5	Certain Employee Matters. Multitex and Buyer shall cooperate with one another following the Closing in order to achieve a smooth transition with respect to employment and payroll matters.


	14.6	Confidentiality. Multitex agrees that the confidentiality obligations imposed upon it pursuant to the letter agreement dated November 24, 1998 between it and Buyer shall survive the Closing and remain in full force and effect thereafter.  In addition, Multitex agrees that all nonpublic or proprietary information, and all information that constitutes trade secrets pertaining to the Business, the Purchased Assets and the terms and conditions of this
Agreement unless the information sought to be disclosed or used (i) is publicly known as of the date hereof or becomes publicly known through no fault of
Multitex or its or Multitex's employees or former employees or (ii) is lawfully received by any party from a third party not bound in a confidential relationship to any party whose confidential information is to be protected hereunder (the "Confidential Information") shall be deemed confidential and shall be kept by them in strict confidence. Multitex will not, without the prior written consent of Buyer, except as required by law, release or disclose any
Confidential Information.  In the event that Multitex receives a request to disclose all or part of the Confidential Information (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any information or formal investigation by any government or governmental agency or authority or otherwise) Multitex will (a) immediately notify Buyer of the existence, terms and circumstances surrounding such request,
 (b) consult with Buyer on the advisability of taking legally available steps to resist or narrow such request and (c) if disclosure of such information is required, furnish only that portion of the Confidential Information which, in the written opinion of Multitex's counsel, Multitex is legally compelled to disclose, and to cooperate with any action by Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Confidential Information which Buyer so designates.  The foregoing notwithstanding, Multitex may disclose the existence of this Agreement, the Purchase Price for the Assets and the terms and conditions of this Agreement to its attorneys, advisors and consultants or as required to be disclosed pursuant to applicable federal and state securities and tax laws.

 	14.7	Audited Financial Statements. Multitex shall provide to Buyer within sixty (60) days following the Closing Date, audited financial statements for the fiscal year ending January 2, 1999 (at Buyer's expense).


ARTICLE XV

MISCELLANEOUS


	15.1	Simultaneous Closing.  All transactions at Closing including execution of
Related Documents shall be deemed to take place simultaneously and none shall be deemed to take place until all shall have taken place.

	15.2	Survival of Representations and Warranties. The representations and warranties in this Agreement, in any Related Document or in any exhibit, list, instrument or document delivered in connection herewith or therewith shall survive the Closing for a period of twelve (12) months thereafter; provided, however, that (a) representations, warranties and covenants with respect to tort product liability matters shall survive the Closing for the applicable statutory period of limitations and (b) representations and warranties with respect to title to the Assets and with respect to Environmental Matters shall survive the
Closing for five (5) years. Notwithstanding anything contained herein to the contrary, any covenant, agreement, representation or warranty in respect of which indemnity may be sought pursuant to this Agreement, shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if, prior to such time, written notice of a good faith claim, breach or inaccuracy thereof giving rise to such indemnity shall have been given to the other party specifying in reasonable detail the factual basis thereof and referencing the provision of this Agreement pursuant to which the claim is being asserted.

 	15.3	Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

	15.4	Notices.  Any and all notices, certificates, demands or other communications permitted or required to be made under this Agreement shall be in writing signed by the party giving such notice or demand, and delivered personally, or sent by (i) facsimile transmission, (ii) recognized overnight delivery service or (iii) registered or certified mail to the other party at the address set forth below, or at such other address as may be supplied in writing pursuant to the terms of this section. The recipient of such notice shall be deemed to have received the notice (i) on the date of delivery or the date of transmission if the notice was personally delivered or sent by facsimile transmission on a Business Day (or if not a Business Day then the next Business
Day), (ii) on the Business Day after dispatch if the notice was sent by recognized overnight delivery service or (iii) five (5) days after dispatch if sent by registered or certified mail. The rejection or inability to deliver because of a change of address of which no notice has been given shall not effect the validity of any notice or demand sent in accordance with the provisions hereof. For purposes of this Agreement, notices shall be addressed as follows:

	If to Buyer at:

		The Dixie Group, Inc.
		1100 South Watkins Street
		Chattanooga, Tennessee 37404
		Attention:  William N. Fry, IV
		Facsimile No.:  (423) 493-7442

with a required copy to:

		Witt, Gaither & Whitaker, P.C.
		1100 SunTrust Bank Bldg.
		Chattanooga, Tennessee  37402
		Attention: Ralph M. Killebrew, Jr., Esq.
		Facsimile No: (423)  266-4138

	If to Multitex at:

		807 East Morton Drive
		Dalton, Georgia  30720
		Attention:  William S. Anderson


	with a required copy to:

		Miller & Martin, LLP
		832 Georgia Avenue, Suite 1000
		Chattanooga, Tennessee  37402
		Attention:  Howard I. Levine, Esq.
		Facsimile No.: (423) 785-8480

	15.5	Entire Agreement, Modification.   This instrument contains the entire
agreement of the parties with respect to the subject matter hereof; all previous agreements and discussions relating to the same or similar subject matter being merged herein.  The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this Agreement or any representations inducing the execution and delivery hereof except as specifically set forth herein.  Each of the parties hereto acknowledges that it has relied on its own judgment in entering into this Agreement.  This Agreement may not be changed, amended, or modified including specifically the provisions of this paragraph, except by a writing signed by both parties hereto.  The provisions of this paragraph may not be changed, amended, modified, terminated, or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct of the parties.

	15.6	Assignment.  This Agreement and the rights, obligations and duties of the parties hereto shall not be assignable or otherwise transferable to any party other than to a related party of Buyer, provided such assignment shall not relieve Buyer of its obligations hereunder.

	15.8	Binding Effect and Benefit.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors and administrators, successors and permitted assigns.

	15.9	Further Assurances.  Multitex shall on the Closing Date, and from time to time thereafter promptly at Buyer's request and without further consideration, execute and deliver to Buyer such instruments of transfer, conveyance and assignment as Buyer shall reasonably request to transfer, convey and assign more effectively the Purchased Assets to Buyer.

	15.10	Partial Invalidation.  If any portion of this Agreement is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions contained herein.  In such event, this
Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were limited to the minimum extent whereby such terms would be valid, legal and enforceable.  If such limitation is not possible, this
Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were severed and not included herein.

	15.11	Waiver.  No waiver of a breach or violation of any provision of this
Agreement shall operate or be construed as a waiver of any subsequent breach.

	15.12	Exhibits and Schedules.   All Exhibits, Schedules and documents referred
to in this Agreement shall be deemed to be incorporated herein by any reference thereto as if fully set out, yet no matter disclosed in one Schedule or Exhibit shall be deemed disclosed in another Schedule or Exhibit in the absence of an express cross-reference.

	15.13 No Third Party Beneficiaries. This Agreement shall not create any rights for the benefit of any third party.

	15.14	Governing Law.    This Agreement shall be interpreted and construed in
accordance with the laws of the State of Tennessee.




[rest of page intentionally left blank]

	IN WITNESS WHEREOF, the parties have executed this Agreement the day and year aforesaid.


					MULTITEX:

					MULTITEX CORPORATION OF AMERICA

					      /s/ Martin Greenwood
					By:___________________________
					Title: Chairman & CEO




					BUYER:

					THE DIXIE GROUP, INC.

					       /s/ William N. Fry, IV
					By:______________________________
					Title: President